JOINT INSURED BOND AGREEMENT

THIS AGREEMENT, effective as of the 1st day of July, 2024 by and between the undersigned parties (which entities, together with any and all other entities hereafter included as named insureds under the Fidelity Bond (as hereafter defined) are collectively referred to as the “Parties” and singularly as a “Party”).

WITNESSETH:

WHEREAS, in accordance with subsection (f) of Rule 17g-1 of the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”), Virtus Alternative Solutions Trust, Virtus Asset Trust, Virtus Equity Trust, Virtus Event Opportunities Trust, Virtus Investment Trust, Virtus Opportunities Trust, Virtus Retirement Trust, Virtus Strategy Trust, Virtus Variable Insurance Trust, The Merger Fund®, The Merger Fund® VL, DNP Select Income Fund Inc., DTF Tax-Free Income 2028 Term Fund Inc., Duff & Phelps Utility and Infrastructure Fund Inc., Virtus Artificial Intelligence & Technology Opportunities Fund, Virtus Convertible & Income 2024 Target Term Fund, Virtus Convertible & Income Fund, Virtus Convertible & Income Fund II, Virtus Diversified Income & Convertible Fund, Virtus Dividend, Interest & Premium Strategy Fund, Virtus Equity & Convertible Income Fund, Virtus Global Multi-Sector Income Fund, Virtus Stone Harbor Emerging Markets Income Fund, Virtus Total Return Fund Inc., ETFis Series Trust I, Virtus ETF Trust II, and Virtus Investment Partners, Inc., for itself and its subsidiary companies, hereby agree to enter into this Joint Insured Bond Agreement dated effective as of July 1, 2024 (the “Agreement”);

WHEREAS, the Parties are each named as insureds under that certain joint insured bond issued by Great American Insurance Co., Policy No. FS 2346418 15 00, and Berkley Policy No. BFIV-45004306-25, respectively (which fidelity bond, together with all endorsements and riders now or hereafter issued with respect thereto and any and all renewals thereof as well as any and all substitutions or replacements thereof shall hereinafter be referred to as the “Fidelity Bond”); and

WHEREAS, the Parties mutually desire to approve the Agreement in accordance with the provisions herein below contained.

NOW, THEREFORE, the Agreement is approved with the provisions set forth below, to wit:

1.

Notwithstanding anything possibly to the contrary, the Parties mutually agree that in the event recovery is received under the Fidelity Bond as a result of a loss sustained by a registered investment company constituting a Party and one or more other insureds under the Fidelity Bond, each such Party which is a registered investment company shall receive an equitable and proportionate share of such recovery, but in no event shall such recovery be less than the amount that such affected Party would have received had it provided and maintained a single insured bond with the minimum coverage required by subsection (d)(1) of Rule 17g-1.

2.

A copy of the Declaration of Trust of each Party that is a Massachusetts business trust is on file with the Secretary of The Commonwealth of Massachusetts and a copy of the Declaration of Trust of each Party that is a Delaware statutory trust is on file with the Secretary of the State of Delaware, and notice hereby is given that this Agreement is executed on behalf of each such Party by an officer or trustee of such Party in his or her capacity as an officer or trustee of such Party and not individually and that the obligations under or arising out of this Agreement are not binding upon any of the trustees or shareholders individually, but are binding only upon the assets and properties of the applicable Party.

3.

This Agreement shall be binding upon and inure to the benefit of the Parties and any and all series or portfolios thereof, as well as any and all subsidiaries, affiliates, successors and assigns of the foregoing. This Agreement shall be deemed to be automatically amended so as to include or delete Parties contemporaneously with any amendments to the Fidelity Bond including or deleting named insureds.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

Virtus Alternative Solutions Trust
Virtus Asset Trust
Virtus Equity Trust
Virtus Event Opportunities Trust
Virtus Investment Trust
Virtus Opportunities Trust
Virtus Retirement Trust
Virtus Strategy Trust
Virtus Variable Insurance Trust
The Merger Fund®
The Merger Fund® VL

By:	/s/ Jennifer Fromm
Name:	Jennifer Fromm
Title:	Secretary

DNP Select Income Fund Inc.
DTF Tax-Free Income 2028 Term Fund Inc.
Duff & Phelps Utility and Infrastructure Fund Inc.
Virtus Artificial Intelligence & Technology Opportunities Fund
Virtus Convertible & Income 2024 Target Term Fund
Virtus Convertible & Income Fund
Virtus Convertible & Income Fund II
Virtus Diversified Income & Convertible Fund
Virtus Dividend, Interest & Premium Strategy Fund
Virtus Equity & Convertible Income Fund
Virtus Global Multi-Sector Income Fund
Virtus Stone Harbor Emerging Markets Income Fund
Virtus Total Return Fund Inc.

By:	/s/ Kathryn Santoro
Name:	Kathryn Santoro
Title:	Secretary

ETFis Series Trust I
Virtus ETF Trust II

By:	/s/ Daphne Chisolm
Name:	Daphne Chisolm
Title:	Secretary

Virtus Investment Partners, Inc., for itself and its subsidiary companies

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

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